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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                                        Contact:
                                                     Julie Wood, Senior Director
                                                        Corporate Communications
                                                                  (650) 623 0654

                CALIPER TECHNOLOGIES ANNOUNCES FIRST QUARTER 2003
                                FINANCIAL RESULTS

                        COMPANY REDUCES WORKFORCE BY 10%

MOUNTAIN VIEW, CA, MAY 6, 2003 -- Caliper Technologies Corp. (NASDAQ:CALP) today announced its first quarter 2003 financial results. For the quarter ended March 31, 2003, the company reported a net loss of $10.0 million, or $0.40 per share, as compared to a net loss of $9.7 million, or $0.40 per share, in the comparable period last year.

Total revenue for the first quarter of 2003 was $5.6 million as compared $4.9 million in the fourth quarter of 2002. On a year-over-year basis, total first quarter 2003 revenue was down from $7.0 million in the first quarter of 2002. Of the $1.4 million year-over-year decline, total revenue from Amphora Discovery Corp., a related party, decreased $1.1 million, and the remaining difference was from lower drug discovery product revenue from unrelated customers.

Total product revenue increased 26% to $3.5 million in the first quarter of 2003 from $2.8 million in the fourth quarter of 2002. Product sales from Caliper's collaboration with Agilent increased 22% in the first quarter of 2003 over the fourth quarter of 2002. However, total product revenue in the first quarter of 2003 declined from $4.6 million in the first quarter of 2002. The year-over-year change was primarily due to a decrease in product sales to Amphora, and to a lesser extent, to decreased sales of Caliper's drug discovery products to unrelated customers. This decrease was offset in part by the continuing growth of product sales from the company's commercial collaboration with Agilent Technologies, Inc., which increased by 65% in the first quarter of 2003 as compared to the same period last year.

Licensing and contract revenue in the first quarter of 2003 was $2.1 million, essentially unchanged from the fourth quarter of 2002. In the first quarter of 2002, licensing and contract revenue was $2.5 million. The year-over-year decrease was driven by $356,000 in reduced assay and application development services from Amphora, as most contracted services were completed last year.

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Operating expenses of $14.2 million for the first quarter of 2003 were essentially unchanged as compared to the fourth quarter of 2002, but decreased 12% from $16.2 million in the first quarter of 2002. The year-over-year decrease was primarily due to lower wage and benefits costs resulting from a reduction in research personnel, as well as reduced technical services and supplies costs offset in part by higher product marketing and depreciation expense. Research and development costs decreased to $9.4 million in the first quarter of 2003 from $11.1 million in the first quarter of last year. This was primarily due to lower wage and benefits costs resulting from a reduction in research personnel carried out last September, as well as reduced technical services and supplies costs due to a more streamlined product development effort. This decrease was offset in part by higher depreciation expense. Selling, general and administrative expenses decreased slightly to $4.6 million in the first quarter of 2003, from $4.7 million in the same period last year. This resulted from reduced facilities and administrative costs offset in part by higher depreciation and product marketing expenses.

As a part of the company's ongoing assessment of its cost structure and research programs, Caliper conducted a reduction in force today that eliminated approximately 26 positions, or 10% of its workforce. The estimated annual savings from this action will be $2.6 million, predominantly in research and development expense. As a result of this action, the company expects to take a restructuring charge of approximately $286,000 in the second quarter of 2003.

Interest income in the first quarter of 2003 was $921,000 as compared to $2.4 million in the comparable period last year. The change in interest income was due to decreasing interest rates, as well as to a decrease in cash balances. Cash and investments totaled $144 million at March 31, 2003.

Caliper will webcast its first quarter 2003 conference call discussing financial results and reviewing the company's strategic plans. The live webcast of this conference will begin at 5:00 PM ET (2:00 PM PT) today. Participants should visit the following address (www.companyboardroom.com) several minutes prior to the call and follow the instructions provided. Those unable to listen to the call at the scheduled time will be able to access a recording of the proceedings by using the same address or by visiting Caliper's web site (www.calipertech.com/investor/call_archive.html).

ABOUT CALIPER

Caliper Technologies Corp. is a leader in microfluidic lab-on-a-chip technology. Caliper designs, manufactures, and commercializes LabChip devices and systems that enable experiments that ordinarily require laboratories full of equipment and people to be conducted on a chip. The chip contains a network of microscopic channels through which fluids and chemicals are moved in order to perform the experiment. The LabChip system is designed to streamline and accelerate laboratory experimentation and has potential applicability in a broad range of areas including the pharmaceutical, diagnostic, and chemical industries. Caliper has established multiple strategic and commercial alliances and has built a leading intellectual property estate in microfluidic technology. For more information, please visit Caliper's web site at www.calipertech.com.

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The statements in this news release regarding the estimated annual savings from
Caliper's reduction in force, as well as the size of the restructuring charge that Caliper expects to take in the second quarter of 2003 as a result of this action, are "forward-looking statements" that are subject to risks and uncertainties. Actual results could differ materially from those contemplated by the forward-looking statements. Further information on potential factors that could affect Caliper's financial results are included in risks detailed in Caliper's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2003. This filing is available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake an obligation to update forward-looking or other statements in this release or the conference call.

LabChip is a registered trademark of Caliper Technologies Corp.

                            -- Financials Attached --


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                           CALIPER TECHNOLOGIES CORP.
                         SELECTED FINANCIAL INFORMATION
                    (In thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF OPERATIONS                                                   March 31,
                                                                                2003                    2002
                                                                        ----------------         --------------
REVENUES:
    Product revenue                                                     $         2,910          $        3,196
    Product revenue - related party                                                 578                   1,356
                                                                         ---------------          --------------
         Subtotal product revenue                                                 3,488                   4,552
    License fees and contract revenue                                             2,116                   2,125
    Contract revenue - related party                                                  8                     364
                                                                         ---------------          --------------
         Subtotal license fees and contract revenue                               2,124                   2,489
TOTAL REVENUES                                                                    5,612                   7,041

COST OF GOODS SOLD:
    Cost of product revenue                                                       2,220                   2,093
    Cost of product revenue - related party                                          78                     444
                                                                         ---------------          --------------
TOTAL COST OF GOODS SOLD                                                          2,298                   2,537

GROSS MARGIN                                                                      3,314                   4,504

OPERATING EXPENSES:
    Research and development                                                      9,411                  11,052
    Selling, general and administrative                                           4,569                   4,657
    Amortization of deferred stock compensation                                     188                     446
                                                                         ---------------          --------------
TOTAL OPERATING EXPENSES                                                         14,168                  16,155
                                                                         ---------------          --------------

LOSS FROM OPERATIONS                                                           (10,854)                (11,651)
INTEREST INCOME, NET                                                                921                   2,431
OTHER EXPENSE/LOSS, NET                                                            (35)                   (466)
                                                                         ---------------          --------------
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS                            $       (9,968)          $      (9,686)
                                                                         ===============          ==============
NET LOSS PER SHARE - BASIC AND DILUTED                                  $        (0.40)          $       (0.40)
                                                                         ===============          ==============
Shares used in computing net loss per share - basic and diluted                  24,713                  24,237


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
CONSOLIDATED BALANCE SHEETS                                                March 31,             December 31,
                                                                        -------------------------------------
                                                                              2003                    2002
                                                                        ----------------       --------------
ASSETS
CURRENT ASSETS:
    Cash and cash equivalents                                           $          6,872        $      16,184
    Short-term marketable securities                                             137,126              138,139
    Accounts receivable, net                                                       2,328                1,754
    Due from related party, net                                                      263                  115
    Inventories                                                                    4,734                5,964
    Other current assets                                                           2,384                1,508
                                                                         ----------------        -------------
TOTAL CURRENT ASSETS                                                             153,707              163,664
PROPERTY AND EQUIPMENT, NET                                                       11,035               12,545
OTHER ASSETS                                                                       3,445                3,669
                                                                         ----------------        -------------
TOTAL ASSETS                                                            $        168,187              179,878
                                                                         ================        =============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES                                                     $          6,856        $       8,081
LONG-TERM OBLIGATIONS                                                              3,556                4,239
STOCKHOLDERS' EQUITY                                                             157,775              167,558
                                                                         ----------------        -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $        168,187        $     179,878
                                                                         ================        =============